EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of First Advantage Corporation, a Delaware corporation (the “Corporation”), hereby constitute and appoint Parker S. Kennedy and Kenneth D. DeGiorgio, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned, with full power and authority in said agents and attorneys-in-fact, and in either or both of them, to sign for the undersigned and in their respective names as directors of the Corporation the Registration Statement on Form S-4 to be filed with the United States Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or amendments to such Registration Statement, relating to the Class A Common Stock, par value $.001 per share, of the Corporation to be offered thereunder, and the undersigned ratify and confirm all acts taken by such agents and attorneys-in-fact, or either or both of them, as herein authorized. This Power of Attorney may be executed in one or more counterparts.

Date: June 22, 2003	By:	/s/ Parker S. Kennedy
Parker S. Kennedy, Chairman and Director

Date: June 22, 2003	By:	/s/ John Long
John Long, Director

Date: June 22, 2003	By:	/s/ J. David Chatham
J. David Chatham, Director

Date: June 22, 2003	By:	/s/ Barry Connelly
Barry Connelly, Director

Date: June 22, 2003	By:	/s/ Lawrence D. Lenihan, Jr.
Lawrence D. Lenihan, Jr., Director

Date:	By:
Donald Nickelson, Director

Date: June 22, 2003	By:	/s/ Donald Robert
Donald Robert, Director

Date: June 22, 2003	By:	/s/ David Walker
David Walker, Director